Exhibit (k)(5)

Execution Version

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of December 31, 2025, is entered into by and among POWERLAW CORP., a Maryland Corporation (the “Grantor”) and STIFEL BANK, as the secured party (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Senior Secured Credit Agreement (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), dated as of December 31, 2025, by and among, inter alios, the Grantor, as borrower (the “Borrower”) and the Secured Party, as lender (the “Lender”), has agreed to make Loans to the Borrower;

WHEREAS, in order to induce the Secured Party to (a) enter into the Credit Agreement and other Loan Documents and (b) make the Loans provided for in the Credit Agreement, the Grantor has agreed to grant a continuing Lien on all assets owned by the Grantor to secure the Secured Obligations in accordance with the terms herein; and

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce the Secured Party to provide the Loans and other financial accommodations under the Credit Agreement, it is agreed as follows:

1.       Defined Terms.

(a)       All capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement. All other capitalized terms contained in this Pledge Agreement, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein.

(b)       “Collateral” has the meaning specified in Section 2 hereof.

(c)       “Collateral Account” has the meaning assigned to such term in the Credit Agreement.

(d)       “Credit Agreement” has the meaning assigned to such term in the recitals.

(e)       “Excluded Property” has the meaning specified in Section 2 hereof.

(f)        “Grantor” has the meaning assigned to such term in the introductory paragraph.

(g)       “Investment Property” means all “investment property” as such term is defined in the UCC now owned or hereafter acquired by the Grantor, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares, (ii) all securities entitlements of the Grantor, including the rights of the Grantor to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account, and (iii) all securities accounts of the Grantor.

(h)       “Pledge Agreement” has the meaning assigned to such term in the introductory paragraph.

(i)       “Power of Attorney” has the meaning specified in Section 9 hereof.

(j)       “Proceeds” shall mean “proceeds,” as such term is defined in the UCC, and, in any event, shall include (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Grantor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (iii) any recoveries by Grantor against third parties with respect to any litigation or dispute concerning any of the Collateral and (iv) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

(k)       “Secured Obligations” means all Obligations now or hereafter existing.

(l)       “Secured Party” has the meaning assigned to such term in the introductory paragraph.

(m)     “Termination Date” means the date on which all obligations under this Pledge Agreement in respect of the Collateral shall terminate, which date shall be the earlier of (i) the indefeasible payment in full of all Obligations under the Credit Agreement (other than obligations under Section 11.02 thereof) or (ii) the irrevocable written release by Lender of the Grantor from any and all obligations under this Pledge Agreement.

(n)        “UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of Secured Party’s security interest in the Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection, or priority and for purposes of definitions related to such provisions.

2.       Grant of Lien.

(a)       To secure the prompt and complete payment, performance and observance of the Secured Obligations, when due, whether by lapse of time, acceleration or otherwise, the Grantor hereby grants, assigns, conveys, mortgages, pledges, hypothecates, assigns by way of security and transfers to the Secured Party a Lien upon and continuing security interest in all of its right, title and interest in, to and under all of the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by the Grantor, and regardless of where located (all of which being hereinafter collectively referred to as the “Collateral”):

(i)       100% of the Equity Interests of the Grantor in the Portfolio Investments and Intermediate Vehicles (if any) directly owned by it;

(ii)       the Collateral Account and all cash and deposits held therein or credited thereto;

(iii)      all Proceeds in respect of Portfolio Investments or investments in Intermediate Vehicles (if any);

(iv)      to the extent not otherwise described above, all Accounts, Chattel Paper, Deposit Accounts, Documents, General Intangibles, including Payment Intangibles, Goods, Instruments, Investment Property, Letter-of-Credit Rights and money;

(v)       all rights accompanying the property in this Section 2 (including, without limitation, voting rights);

(vi)     all Proceeds of the foregoing (whether such Proceeds arise before or after the commencement of any proceeding under any applicable bankruptcy, insolvency or similar law, by or against the Grantor) and all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing including all proceeds of the conversion, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, notes, drafts, checks, deposit accounts, insurance proceeds, rights to payment of any and every kind and other forms of obligations, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing and any substitutions or replacements therefor, including without limitation all Proceeds; and

(vii)      all books and records (including, without limitation, computer printouts, computer software and other computer output materials and records) related to any of the foregoing,

provided, that, for the avoidance of doubt, the Collateral will not include any right to issue capital calls to the Investors of Borrower or enforce any rights, titles, interests, remedies and privileges under the Constituent Documents against the Investors; provided, further, that the Collateral shall not include the Grantor’s right, title, or interest in any of the property described in clause (i) above (1) that is subject to a legally enforceable restriction that validly prohibits the creation of a security interest thereon or expressly requires the consent of any person other than the Grantor or its affiliates which consent has not been obtained as a condition to the creation of such security interest or (2) to the extent that any law applicable thereto prohibits the creation of a security interest thereon, but only, in each case, to the extent, and for so long as, such prohibition or requirement for consent is enforceable and in effect (collectively, the “Excluded Property”); provided, however, that Excluded Property shall not include any proceeds, products, substitutions, or replacements of any Excluded Property (unless such proceeds, products, substitutions, or replacements would themselves otherwise constitute Excluded Property).

(b)       In addition, to secure the prompt and complete payment, performance and observance of the Secured Obligations when due, whether by lapse of time, acceleration or otherwise, and in order to induce the Secured Party, the Grantor hereby grants to the Secured Party, a right, following the occurrence of and during the continuation of an Event of Default, of setoff against the property of the Grantor held by the Secured Party, consisting of property described above in Section 2(a) now or hereafter in the possession or custody of or in transit to the Secured Party, for any purpose, including safekeeping, collection or pledge, for the account of the Grantor, or as to which the Grantor may have any right or power.

3.        Grantor Representations and Warranties. The Grantor represents and warrants to the Secured Party as of the date hereof, as of each Funding Date and as of each other date on which the Grantor makes or is deemed to make representations and warranties pursuant to the Loan Documents that:

(a)       The Grantor is the legal and equitable owner of or has rights in each item of the Collateral upon which it purports to grant a Lien hereunder and the Excluded Property and has good and valid title thereto, free and clear of any and all Liens other than Permitted Liens and has the right to pledge, sell, assign (including by way of security) and transfer such Collateral, in each case subject to Borrower Pledge Restrictions.

(b)       The Grantor has not received notice of any previous assignments, charges or mortgages of or over any of the rights, title and interest from time to time in and to any of the Collateral that are purported to be in effect as of the date hereof.

(c)       None of the Collateral constituting Equity Interests is evidenced by certificates, is dealt or traded on any securities exchange or in securities markets or constitutes investment company securities (as defined under the UCC of any applicable jurisdiction) except as set forth on Schedule I hereto.  The Constituent Documents of the Portfolio Companies that issued such Equity Interests do not provide that such Equity Interests may be a security governed by Article 8 of the UCC.

(d)       The Grantor has reviewed the financing statements that the Secured Party intends to file with respect to each item of the Collateral upon which it purports to grant a Lien hereunder and confirms that such financing statements are accurate with respect to any information pertaining to Grantor.

(e)       No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral pledged by the Grantor hereunder or the Excluded Property is on file or of record in any public office, except such as may have been filed by the Grantor in favor of Secured Party pursuant to this Pledge Agreement or the other Loan Documents (or has been assigned by Grantor in favor of the Secured Party).

(f)       This Pledge Agreement is effective to create a valid and continuing Lien on and, upon the filing of the appropriate financing statements in State of Maryland, a perfected Lien in favor of the Secured Party on the Collateral pledged by the Grantor hereunder with respect to which a Lien may be perfected by filing pursuant to the UCC.

(g)       The name set forth with respect to the Grantor on the signature page hereof is, and at all times has been, the exact and complete name of the Grantor.

(h)       The Grantor was formed, registered or incorporated (as applicable) in, and only in, the State of Maryland.

(i)       The representations and warranties set forth in this Section 3 are made as of the date hereof and as of each Funding Date and shall survive the execution and delivery of this Pledge Agreement until the Termination Date.

4.       Grantor Covenants. The Grantor covenants and agrees with Secured Party that from and after the date of this Pledge Agreement and until the Termination Date:

(a)       Further Assurances: Pledge of Instruments.

(i)       The Grantor shall take any actions reasonably requested by Secured Party from time to time to cause the attachment, perfection and first priority of, and the ability of Secured Party to enforce, the security interest of Secured Party in any and all of the Collateral pledged by the Grantor hereunder, including, without limitation, (1) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other Applicable Law, to the extent, if any, that the Grantor’s signature thereon is required therefor, (2) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral pledged by the Grantor hereunder if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Secured Party to enforce, the security interest of Secured Party in such Collateral, (3) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor or other person obligated on Collateral pledged by the Grantor hereunder, and (4) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction. The Grantor shall take all steps reasonably requested by Secured Party to grant Secured Party control of all electronic chattel paper in accordance with the UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act.

(ii)       In accordance with the Credit Agreement, the Grantor shall obtain an Account Control Agreement with the Account Bank with respect to the Collateral Account.

(iii)     The Grantor irrevocably and unconditionally authorizes Secured Party (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral pledged by the Grantor hereunder (including an “all assets” filing) naming Secured Party or its designee as the secured party and the Grantor as debtor, as Secured Party may reasonably require, and including any other information with respect to the Grantor or otherwise required by part 5 of Article 9 of the UCC of such jurisdiction as Secured Party may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof and until the Termination Date. The Grantor hereby ratifies and approves all financing statements naming Secured Party as secured party and the Grantor, as the case may be, as debtor with respect to the Collateral pledged by the Grantor hereunder (and any continuations or amendments with respect to such financing statements) filed by or on behalf of Secured Party prior to the date hereof and ratifies and confirms the authorization of Secured Party to file such financing statements (and continuations or amendments, if any). In the event that the description of the collateral in any financing statement naming Secured Party as the secured party and the Grantor as debtor includes assets and properties of the Grantor that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by the Grantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.

(b)       Certificated Form. All certificates (if any) evidencing any Equity Interests pledged as Collateral by the Grantor hereunder and in the possession of the Grantor shall be delivered to and held by or on behalf of the Secured Party pursuant hereto except as noted on Schedule I. All Equity Interests that are delivered to the Secured Party pursuant to this Section 4(b) shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Secured Party. Schedule I hereto contains a complete listing of all of the Grantor’s certificated Equity Interests. Immediately upon the Grantor’s receipt of any pledged Collateral in certificated form (which shall be received by the Grantor in trust for the benefit of the Secured Party), the Grantor shall upon request of the Secured Party deliver such pledged Collateral to the Secured Party pursuant to the terms hereof.

(c)       Article 8 of the UCC. The Grantor shall not consent to any amendment to Constituent Documents of any person whose Equity Interests are pledged as Collateral hereunder that would provide that such pledged Equity Interests constitute a security pursuant to Section 8-103 of the UCC as in effect in any relevant jurisdiction, unless, if such Equity Interests are certificated and in the possession of the Grantor, the Grantor has delivered or caused to be delivered to the Secured Party the certificate(s) representing such securities, together with customary stock powers or other instruments of transfer duly executed in blank, pursuant to the terms hereof. If any such pledged Equity Interests are not represented by a certificate and are securities, the Grantor (i) shall use commercially reasonable efforts to enter into such agreement as the Secured Party reasonably requests in order to establish “control” of such pledged Equity Interests in favor of the Secured Party, and (ii) shall not consent to the entering into any agreement for “control” with any Person, other than the Secured Party, whereby the issuer of such Equity Interests effectively delivers “control” of such Equity Interests under the UCC to any Person (other than the Secured Party).

(d)       Maintenance of Records. The Grantor shall keep and maintain, at its own cost and expense, records of the Collateral pledged by the Grantor hereunder that are complete in all material respects, including a record of any and all payments received and any and all credits granted with respect to such Collateral.

(e)       Limitation on Liens on Collateral. The Grantor will not create, permit or suffer to exist, and the Grantor will use its reasonable efforts to defend the Collateral pledged by the Grantor hereunder and the Excluded Property against, and take such other action as is necessary to remove, any Lien on such Collateral or such Excluded Property except Permitted Liens. At the request of Secured Party, the Grantor will use its reasonable efforts to defend the right, title and interest of the Secured Party in and to the Collateral pledged by the Grantor hereunder and the Excluded Property against the claims and demands of all Persons whomsoever.

(f)       Further Identification of Collateral. The Grantor will, if reasonably requested by Secured Party, furnish to Secured Party, as often as Secured Party reasonably requests, statements and schedules further identifying and describing the Collateral pledged by the Grantor hereunder and the Excluded Property, all in such detail as Secured Party may reasonably specify.

(g)       Notices. The Grantor will advise Secured Party promptly, in reasonable detail, of any Lien (other than any Permitted Lien) on the Collateral pledged by the Grantor hereunder or on the Excluded Property, or Material Adverse Effect or other material impairment affecting, involving or relating to such Collateral.

(h)       Terminations; Amendments Not Authorized. The Grantor acknowledges that prior to the Termination Date the Grantor is not authorized to, and agrees that it will not, file any amendment or termination statement with respect to any financing statement filed by Secured Party without the prior written consent of Secured Party, subject to the Grantor’s rights under Section 9- 509(d)(2) of the UCC.

5.       Grantor’s Rights. Except when an Event of Default has occurred and is continuing and Secured Party has notified Grantor in writing at least one (1) Business Day in advance that Grantor may no longer exercise its rights hereunder, the Grantor shall have the right, from time to time, to vote and give consents with respect to the Equity Interests pledged as Collateral thereby, or any part thereof for all purposes to the extent not in violation of the Credit Agreement or any other Loan Documents. Subject to the one (1) Business Day notice requirement directly above, during the continuance of an Event of Default, Grantor shall not vote, provide any consent or exercise any other right with respect to the Collateral without the prior written consent of the Secured Party.

6.       The Secured Party’s Rights; Limitations on the Secured Party’s Obligations.

(a)       It is expressly agreed by the Grantor that, anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of its Contractual Obligations and all other contracts relating to the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder. The Secured Party shall have no obligation or liability under any Contractual Obligations and all other contracts relating to the Collateral by reason of or arising out of this Pledge Agreement or the granting herein of a Lien thereon or the receipt by Secured Party of any payment relating to any such Contractual Obligation and all other contracts relating to the Collateral pursuant hereto. The Secured Party shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contractual Obligations and all other contracts relating to the Collateral, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contractual Obligations and all other contracts relating to the Collateral, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)       Secured Party may at any time after the occurrence and during the continuation of an Event of Default (i) at least one (1) Business Day after providing written notice of its intention to exercise its rights under this Section 6(b), notify any issuer of any Investment Property contained in a Collateral Account pledged hereunder, or any other Persons obligated on or related to the Collateral that Secured Party has a security interest therein, and that payments shall be made directly to Secured Party, provided that failure to provide any such notice to the Grantor shall not impact the rights and remedies of Secured Party hereunder, (ii) concurrently with written notice to the Grantor, notify any depositary bank or securities intermediary under any Account Control Agreement that all property in the related Collateral Account shall be transferred directly to Secured Party or that Secured Party is exercising any of its remedies with respect thereto, provided that failure to provide any such notice to the Grantor shall not impact the rights and remedies of Secured Party hereunder, or (iii) upon the request of Secured Party, the Grantor shall so notify such Persons. Once any such notice has been given to such Persons, so long as any Event of Default shall be continuing, the Grantor shall not give any contrary instructions to such Persons without Secured Party’s prior written consent.

(c)       The Secured Party and Related Parties shall use good faith efforts to conduct repossessions, retentions or sales of Collateral in accordance with Applicable Law.

7.       Remedies; Rights upon Event of Default With Respect to Collateral.

(a)      In addition to all other rights and remedies granted to it under this Pledge Agreement, the Credit Agreement, the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, if any Event of Default shall have occurred and be continuing, Secured Party may exercise all rights and remedies of a secured party under the UCC in accordance with the terms of the Loan Documents. Without limiting the generality of the foregoing, the Grantor expressly agrees that in such event Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other Applicable Law) but in accordance with the terms of the Loan Documents, may forthwith enter upon the premises of the Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving the Grantor or any other Person notice and opportunity for a hearing on Secured Party’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver such Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, to the highest bidder, for cash or on credit or for future delivery without assumption of any credit risk; provided that Secured Party reserves the right to reject any and all bids at such sales which, in its reasonable discretion, it shall deem inadequate;

(b)       The Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by Applicable Law, upon any such private sale or sales, to purchase for the benefit of the Secured Party, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption the Grantor hereby releases, and such sales may be adjourned and continued from time to time with or without notice.

(c)       Secured Party shall have the right to conduct such sales on the Grantor’s premises or elsewhere and shall have the right to use the Grantor’s premises without charge for such time or times as Secured Party reasonably deems necessary or advisable.

(d)       if any Event of Default shall have occurred and be continuing, the Grantor further agrees, at Secured Party’s request, to assemble the Collateral and make it available to Secured Party at a place or places designated by Secured Party which are reasonably convenient to Secured Party and the Grantor, whether at the Grantor’s premises or elsewhere. Until Secured Party is able to effect a sale or other disposition of the Collateral, Secured Party shall have the right (but not the obligation) to hold or use the Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving the Collateral or its value or for any other purpose deemed appropriate by Secured Party. Secured Party shall have no obligation to the Grantor to maintain or preserve the rights of the Grantor as against third parties with respect to the Collateral while the Collateral is in the possession of Secured Party. Secured Party may, if it so elects, seek the appointment of a receiver or keeper to take possession of the Collateral and to enforce any of the Secured Party’s remedies, with respect to such appointment without prior notice or hearing as to such appointment. Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Secured Obligations in accordance with Section 9.03 of the Credit Agreement.

(e)       To the maximum extent permitted by Applicable Law, the Grantor waives all claims, damages, and demands against Secured Party and their respective Related Parties arising out of the repossession, retention or sale of the Collateral except to the extent they arise out of the bad faith, gross negligence or willful misconduct of Secured Party or such Secured Party. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any reasonable attorneys’ fees and other reasonable expenses incurred by Secured Party to collect such deficiency.

(f)       Secured Party shall give the applicable Grantor not less than ten (10) days’ prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. Any such notice shall (i) in the case of a public sale, state the time and place fixed for such sale, (ii) in the case of a private sale, state the day after which such sale may be consummated, (iii) contain the information specified in Section 9-613 of the UCC, (iv) be authenticated, and (v) be sent to the parties required to be notified pursuant to Section 9-611 of the UCC; provided that, if Secured Party fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it under the UCC. Secured Party and the Grantor agree that such notice constitutes reasonable notification within the meaning of Section 9-611 of the UCC. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by Applicable Law) of any kind in connection with this Pledge Agreement or any Collateral.

(g)     To the extent that Applicable Law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is not commercially unreasonable for Secured Party (i) to fail to incur expenses reasonably deemed significant by Secured Party to prepare the Collateral for disposition, (ii) to fail to obtain third party consents, for access to the Collateral to be disposed of, if not required by Applicable Law, or to obtain or, if not required by Applicable Law, to fail to obtain governmental or third party consents for the collection or disposition of the Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Persons obligated on the Collateral or to remove Liens on or any adverse claims against the Collateral, (iv) to advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (v) to contact other Persons, whether or not in the same business as any Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vi) to hire one or more professional auctioneers to assist in the disposition of the Collateral, whether or not the Collateral is of a specialized nature, (vii) to dispose of the Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (viii) to dispose of assets in wholesale rather than retail markets, (ix) to disclaim disposition warranties, such as title, possession or quiet enjoyment, or (x) to the extent commercially reasonable, to obtain at a reasonable cost given the nature of the subject transaction(s) the services of other brokers, investment bankers, consultants and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 7(g) is to provide non-exhaustive indications of what actions or omissions by Secured Party would not be commercially unreasonable in Secured Party’s exercise of remedies against the Collateral and that other actions or omissions by Secured Party shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7(g). Without limitation upon the foregoing, nothing contained in this Section 7(g) shall be construed to grant any rights to any Grantor or to impose any duties on Secured Party that would not have been granted or imposed by this Pledge Agreement or by Applicable Law in the absence of this Section 7(g).

(h)      Secured Party shall not be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, the Grantor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Secured Party shall not be required to marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Pledge Agreement, or otherwise.

8.       Limitation on the Secured Party’s Duties in Respect of Collateral. Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Secured Party shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Secured Party, the Secured Party shall not be liable for any acts or omissions relating to the collection, possession, or any transaction concerning, all or part of the Collateral or sums due or paid thereon or any remedies related to the enforcement thereof nor shall they be under any obligation whatsoever to anyone by virtue of the Liens relating to the Collateral. Further, the Secured Party shall not be responsible in any way for any depreciation in the value of the Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of the Grantor in the Collateral, except as a result of its own gross negligence or willful misconduct.

9.       Secured Party’s Appointment as Attorney-in-Fact. The Grantor hereby grants to Secured Party a power of attorney (the “Power of Attorney”) on the terms and conditions contained in this Section 9 and as set forth in Annex A attached hereto and made an integral part hereof and irrevocably constitute and appoint Secured Party as the proxy and attorney-in-fact of the Grantor with respect to the Collateral; provided that, notwithstanding anything to the contrary herein or in Annex A, Secured Party shall not use such Power of Attorney unless an Event of Default has occurred and is continuing and Secured Party has delivered written notice to Grantor of its intent to exercise such rights, provided further that, failure to provide such notice shall not limit the validity of any action taken by Secured Party pursuant to such Power of Attorney. Such proxy shall be effective automatically and without the necessity of any action by any Person solely after the occurrence and during the continuation of an Event of Default. The power of attorney granted hereunder is coupled with an interest and shall be irrevocable until the Termination Date; provided that, if payment of any of the Secured Obligations are rescinded, set aside, avoided, disgorged or otherwise required to be returned by Secured Party, the Power of Attorney granted hereunder shall thereupon be deemed to be reinstated as if such payment had never occurred. The powers conferred on Secured Party under the Power of Attorney are solely to protect Secured Party’s interests in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Secured Party agrees that (a) it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing and (b) Secured Party shall account for any amounts received by Secured Party in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney; provided, however, Secured Party shall not have any duty as to any Collateral, and Secured Party shall not be accountable only for amounts that they actually receive as a result of the exercise of such powers. NONE OF SECURED PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT TO THE EXTENT DAMAGES ARE ATTRIBUTABLE TO THEIR OWN BAD FAITH OR THE BAD FAITH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, OR REPRESENTATIVES, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

10.     Lien Absolute. All rights of Secured Party hereunder and all obligations of the Grantor hereunder shall be absolute and unconditional regardless of:

(a)       any lack of validity or enforceability of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)       any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)       any exchange, release or non-perfection of any Collateral or any release, amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations;

(d)       the insolvency of the Grantor or the Grantor’s general partner; or

(e)       any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Grantor, other than termination of this Pledge Agreement pursuant to the terms hereof.

11.     Release. The Grantor consents and agrees that Secured Party may at any time, or from time to time, in its discretion:

(a)       renew, extend or change the time of payment, or the manner, place or terms of payment of all or any part of the Secured Obligations; and

(b)       exchange, release or surrender all or any of the Collateral or any part thereof, by whomsoever pledged or deposited that is now or may hereafter be held by Secured Party in connection with all or any of the Secured Obligations, all in such manner and upon such terms as Secured Party may deem proper and without notice to or further assent from any Grantor, it being hereby agreed that the Grantor shall be and remain bound upon this Pledge Agreement, irrespective of the value or condition of any of the Collateral and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time, exceed the aggregate principal amount thereof set forth in the Credit Agreement, or any other agreement governing any Secured Obligations. The Grantor hereby waives notice of acceptance of this Pledge Agreement and also waives presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations and promptness in commencing suit against any party hereto or liable hereon and in giving any notice to (except as expressly provided for herein) or of making any claim or demand hereunder upon the Grantor. To the maximum extent permitted by Applicable Law, the Grantor agrees that no act or omission of any kind on Secured Party’s part shall in any event affect or impair the security interests granted under this Pledge Agreement.

12.     Release of Liens. In connection with any release or termination of the Liens of Secured Party, at the request of any Grantor, Secured Party shall promptly execute and deliver any instruments or documents reasonably requested to acknowledge the release or termination of such Liens and to effect the removal or cancellation of such Liens including the termination of any deposit account agreements.

13.     Reinstatement. This Pledge Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.     No Waiver; Cumulative Remedies. No failure by Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Secured Party and the Grantor.

15.       GOVERNING LAW; CONSENT TO JURISDICTION; CHOICE OF FORUM.

(a)       THIS PLEDGE AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)       Pursuant to Section 5-1402 of the New York General Obligations Law, all actions or proceedings arising in connection with this Pledge Agreement shall be tried and litigated in state or Federal courts located in the Borough of Manhattan, New York City, State of New York. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c)       THE GRANTOR HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.

16.     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

17.     Successors and Assigns. This Pledge Agreement and all obligations of all parties hereto shall be binding upon the respective successors and assigns of such parties (including any debtor-in-possession on behalf of any Grantor) and shall, together with the rights and remedies of Secured Party, for the benefit of Secured Party, hereunder inure to the benefit of the Secured Party, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and permitted assigns. No sales of participations, other sales, assignments, transfers or other dispositions by Secured Party of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein permitted pursuant to the terms of the Credit Agreement or that occur by operation of law shall in any manner impair the Lien granted to Secured Party, for the benefit of Secured Party, hereunder. The Grantor may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Pledge Agreement except in connection with an assignment of the Credit Agreement permitted pursuant to Section 11.06 thereof.

18.     Section Titles. The Section titles contained in this Pledge Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

19.     Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Pledge Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement.

20.     Severability. Whenever possible, each provision of this Pledge Agreement shall be interpreted in a manner as to be effective and valid under Applicable Law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement. This Pledge Agreement is to be read, construed and applied together with the Credit Agreement and the other Loan Documents which, taken together, set forth the complete understanding and agreement of Secured Party and the Grantor with respect to the matters referred to herein and therein.

21.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION UNDER THIS PLEDGE AGREEMENT OR ANY ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.

22.     Counterparts. This Pledge Agreement may be authenticated in any number of separate counterparts, all of which counterparts, taken together, shall constitute but one and the same agreement. This Pledge Agreement shall become effective upon the authentication of a counterpart hereof by each of the parties hereto. Faxed, emailed .pdf or otherwise electronically submitted signatures to this Pledge Agreement shall be binding for all purposes.

23.     Limitation by Law. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Pledge Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Pledge Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

24.      Benefit of the Secured Party. All Liens granted or contemplated hereby shall be for the benefit of Secured Party, and all proceeds or payments realized from the Collateral in accordance herewith shall be applied to the Secured Obligations in accordance with the terms hereof and the terms of the Credit Agreement.

25.     Termination of this Pledge Agreement. Subject to Section 13 hereof, this Pledge Agreement shall terminate on the Termination Date.

26.     Construction. Unless the context of this Pledge Agreement clearly requires otherwise, references to the plural include the singular and the singular includes the plural.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Pledge Agreement as of the date first above written.

GRANTOR:

POWERLAW CORP.

By:	/s/ Peter Smith
	Name:	Peter Smith
	Title:	President

Signature Page to Pledge Agreement

SECURED PARTY:

STIFEL BANK

By:	/s/ Luke Jones
	Name:	Luke Jones
	Title:	Vice President

Signature Page to Pledge Agreement

ANNEX A

POWER OF ATTORNEY

No person to whom the Power of Attorney is presented, as authority for Secured Party, in its capacity as Secured Party, as attorney (the “Attorney”) to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Grantor as to the authority of Attorney to take any action described herein, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and the Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by any Grantor without Attorney’s written consent.

The Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as the Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in its own name, from time to time in Attorney’s discretion upon the occurrence and continuance of an Event of Default and delivery of written notice by Secured Party to Grantor of its intent to exercise such rights, provided that failure to provide such notice shall not limit the validity of any action taken pursuant this Power of Attorney, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Loan Documents and, without limiting the generality of the foregoing, the Grantor hereby grants to Attorney the power and right, on behalf of the Grantor upon the occurrence and continuance of an Event of Default and delivery of written notice by Secured Party to Grantor of its intent to exercise such rights, provided that failure to provide such notice shall not limit the validity of any action taken pursuant to this Power of Attorney, without assent by the Grantor, and at any time during the continuance of an Event of Default, to do the following:

(a)	change the mailing address of the Grantor, open a post office box on behalf of the Grantor, open mail for the Grantor, and ask, demand, collect, give acquittances and receipts for, take possession of, endorse any invoices, freight or express bills, drafts against debtors, assignments, verifications, and notices in connection with any property of the Grantor;

(b)	continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies;

(c)	pay or discharge any taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Grantor or their properties;

(d)	defend any suit, action or proceeding brought against the Grantor if the Grantor does not defend such suit, action or proceeding or if Attorney believes that the Grantor is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate;

Annex A-1

(e)	to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due or to become due thereunder directly to Secured Party or as Secured Party shall direct;

(f)	file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to the Grantor whenever payable and to enforce any other right in respect of the Grantor’s property;

(g)	cause the certified public accountants then engaged by the Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, the following reports: (i) a reconciliation of all accounts, (ii) an aging of all accounts, (iii) trial balances and (iv) test verifications of such accounts as Attorney may request;

(h)	communicate in its own name with any party to any Contractual Obligations or other contract relating to the Collateral with regard to the assignment of the right, title and interest of the Grantor in and under such contracts and other matters relating thereto;

(i)	to file such financing statements with respect to the Pledge Agreement, with or without the Grantor’s signature, or to file a photocopy of the Pledge Agreement in substitution for a financing statement, as the Attorney may deem appropriate and to execute in the Grantor’s name such financing statements and amendments thereto and continuation statements; and

(j)	execute, in connection with any sale provided for in any Loan Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to otherwise direct such sale or resale, all as though Attorney were the absolute owner of the property of the Grantor, as applicable, for all purposes, and to do, at Attorney’s option and the Grantor’s reasonable expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Grantor’s property or assets and Attorney’s Liens thereon, all as fully and effectively as the Grantor might do.

The Grantor hereby ratifies, to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof.

Annex A-2

SCHEDULE I

Schedule 1